UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2012

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA		94043
(Address of Principal Executive Offices)		(Zip Code)

(650) 527-8000

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

General. On December 19, 2012, Stephen Gillett accepted an offer to become the Executive Vice President and Chief Operating Officer of Symantec Corporation (the “Company”), effective December 21, 2012. A summary of the material terms and conditions of Mr. Gillett’s employment offer letter is set forth below. The summary is qualified in all respects by reference to Mr. Gillett’s employment offer letter, which is attached as Exhibit 10.01 hereto and is incorporated herein by reference. The employment offer letter has no specified term, and Mr. Gillett’s employment with the Company will be on an at-will basis. Mr. Gillett will be eligible to participate in Symantec’s employee and executive benefit programs, including the Company’s Executive Severance Plan and Executive Retention Plan.

There are no arrangements or understandings between Mr. Gillett and any other persons pursuant to which he was selected as Executive Vice President and Chief Operating Officer. There are also no family relationships between Mr. Gillett and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Base Salary and Target Bonus. Pursuant to his employment offer letter, Mr. Gillett will receive an annual base salary of $875,000 and an annual bonus target of 125% of his annual base salary (prorated for fiscal year 2013 based on his date of hire).

Sign-On Bonus. Mr. Gillett will receive a one-time sign on bonus of $1.313 million, which shall be subject to full or partial repayment by Mr. Gillett if he voluntarily leaves the Company or is terminated for cause within five years of his start date as set forth in detail in the employment offer letter.

Equity Grants. The Company will grant Mr. Gillett $1 million in value of restricted share units (RSUs) with standard four-year vesting provisions following his commencement of employment. With respect to fiscal year 2014 compensation, the Compensation Committee has approved the following long-term equity value targets for Mr. Gillett: $1.5 million in performance-restricted shares (PRUs); $750,000 in RSUs; and a $750,000 target bonus under the FY14 long-term incentive plan. Each of the foregoing compensation grants for FY14 shall be subject to the terms and conditions applicable to grants made to all other executive officers of the Company and shall be valued at the time the grants are formally approved and made by the Company’s Compensation Committee.

Additional Incentives Based on Obligations to Best Buy. In order for Mr. Gillett to help defray the cost to repay certain obligations to his current employer, the Company will pay Mr. Gillett $2,552,000 in cash. This cash payment shall also be subject to full or partial repayment by Mr. Gillett if he voluntarily leaves the Company or is terminated for cause within five years of his start date as set forth in detail in the employment offer letter.

Relocation Assistance. Mr. Gillett will receive reimbursement for his reasonable and customary relocation expenses associated with his move to the San Francisco Bay Area.

Biography. Mr. Gillett, 36 years old, has served as Executive Vice President and President, Best Buy Digital, Global Marketing and Strategy of Best Buy Co., Inc., since March 2012. From May 2008 to March 2012, Mr. Gillett was Executive Vice President, Digital Ventures and Chief Information Officer at Starbucks, Inc. Mr. Gillett served as Chief Information Officer of Corbis Corporation, a digital media company, from May 2006 to May 2008. Prior to his role at Corbis, Mr. Gillett held senior technology positions with various technology companies including Yahoo! Inc., CNET Networks and Sun Microsystems, Inc. He received a bachelor’s degree from University of Oregon and a master’s degree in business administration from San Francisco State University.

Resignation from Board of Directors. Effective December 19, 2012, Mr. Gillett resigned from the Company’s Board of Directors and from the Audit Committee thereof. Mr. Gillett was appointed to the Company’s Board of Directors in January 2012. Immediately following Mr. Gillett’s resignation, the Board of Directors reduced the number of authorized directors from 9 to 8.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title or Description

10.01	Employment Offer Letter, dated December 19, 2012, between Symantec Corporation and Stephen Gillett.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: December 19, 2012	By:	/s/ Scott C. Taylor
Scott C. Taylor Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Exhibit Title or Description

10.01	Employment Offer Letter, dated December 19, 2012, between Symantec Corporation and Stephen Gillett